As filed with the Securities and Exchange Commission on September 7, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APHTON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

95-3640931

(I.R.S. Employer Identification No.)

80 S.W. Eighth Street Miami, Florida	33130
(Address of Principal Executive Offices)	(Zip Code)

APHTON CORPORATION 2004 EQUITY PARTICIPATION PLAN

(Full Title of the Plan)

Patrick T. Mooney, M.D.

Chief Executive Officer and President

Aphton Corporation

80 S.W. Eighth Street

Miami, Florida 33130

(Name and Address of Agent For Service)

(305) 374-7338

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kara L. MacCullough, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 28th Floor

Miami, Florida 33131

(305) 374-5600

(305) 374-5095 (Fax)

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $.001 par value	2,500,000 shares	$3.905	$9,762,500	$1,236.91

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2004 Equity Participation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Aphton Corporation’s outstanding shares of common stock.

(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling prices per share of common stock of Aphton Corporation on September 3, 2004, as reported by The Nasdaq National Market.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in our 2004 Equity Participation Plan (the “2004 Plan”), as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by us are incorporated by reference herein:

Commission Filing (File No. 000-19122)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K	February 10, 2004, February 25, 2004, March 1, 2004, March 19, 2004, May 11, 2004, August 12, 2004, August 18, 2004 and August 25, 2004.
Description of our Common Stock contained in Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	January 30, 1998
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the Company to indemnify any person who is or was a director, officer, employee and agent, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise (each an “Insider”) against liability for each such Insider’s acts taken in his or her capacity as an Insider in a civil action, suit or proceeding if such actions were taken in good faith and in a manner which the Insider reasonably believed to be in or not opposed to the best interests of the Company, and in a criminal action, suit or proceeding, if the Insider had no reasonable cause to believe his or her conduct was unlawful, including under certain circumstances, suits by or in the right of the Company for any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements and for any liabilities which the Insider may have incurred in consequence of such action, suit or proceeding under conditions stated in said Section 145. The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions.

As permitted by Section 102(b)(7) of the DGCL, Article NINTH of the Company’s Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and Bylaws permits the Company to secure insurance on behalf of any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise for any expense, liability or loss arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Exhibits

5.1	Opinion of Akerman Senterfitt regarding the legality of the common stock being registered.

10.12	Aphton Corporation 2004 Equity Participation Plan.

23.1	Consent of Independent Registered Certified Public Accountants.

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Company (set forth on the signature page of this Registration Statement).

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Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 7th day of September, 2004.

APHTON CORPORATION

By:	/s/ PATRICK T. MOONEY, M.D.
Patrick T. Mooney, M.D. Chief Executive Officer and President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick T. Mooney and James F. Smith, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIP C. GEVAS Philip C. Gevas	Chairman of the Board of Directors	September 7, 2004

/s/ PATRICK T. MOONEY, M.D. Patrick T. Mooney, M.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	September 7, 2004

/s/ JAMES F. SMITH James F. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 7, 2004

/s/ WILLIAM A. HASLER William A. Hasler	Director	September 7, 2004

/s/ NICHOLAS JOHN STATHIS Nicholas John Stathis	Director	September 7, 2004

/s/ GEORGES HIBON Georges Hibon	Director	September 7, 2004

/s/ ROBERT S. BASSO Robert S. Basso	Director	September 7, 2004

/s/ DAVID H. SACHS, M.D. David H. Sachs, M.D.	Director	September 7, 2004

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Exhibit Index

Exhibit Number	Description

5.1	Opinion of Akerman Senterfitt regarding the legality of the common stock being registered.

10.12	Aphton Corporation 2004 Equity Participation Plan.

23.1	Consent of Independent Registered Certified Public Accountants.